                        Exhibit 10.1

ADDENDUM TO EMPLOYMENT AGREEMENT

THIS ADDENDUM TO EMPLOYMENT AGREEMENT (this "Addendum") is entered into as of August 1, 2007 by and between CHARTER COMMUNICATIONS, INC., a Delaware corporation (together with its successors and assigns, the "Company"), and Neil Smit, an individual (" Executive ") as an amendment to that Employment Agreement by and between the Company and Executive, dated as of August 9, 2005 (the “Agreement”).

W I T N E S S E T H:

WHEREAS:

(1)
The Company and Executive (each, a "Party") desire for Executive to enter into this Addendum to provide for certain terms and awards as Executive continues to be employed by the Company as Chief Executive Officer and President subject to the terms and conditions set forth in this Addendum and the Agreement; and

(2)
The Company and Executive acknowledge that the equity awards provided hereunder are not effective until both parties have executed and delivered this Addendum and that the awards and benefits provided for herein provide additional consideration to Executive for the restrictive covenants placed on Executive under the Agreement.

NOW, THEREFORE, in consideration of the premises, and the promises and agreements set forth below, the Parties, intending to be legally bound, agree as follows:

1.  Executive Cash Award Plan.  Beginning on this date, Executive will participate in the Charter Communications Inc. 2005 Executive Cash Award Plan, as amended (the “Cash Award Plan”) for the term of the Agreement on the same terms as are applicable generally to participants in the Cash Award Plan.  An initial amount of 120% of Executive’s Base Salary as of the date hereof (or $1,440,000) shall be initially credited on the date hereof as a book entry to Executive's Plan Award Account under the Cash Award Plan and Executive shall received further book entry credits in 2008 and 2009 under the terms of the Cash Award Plan.

2. Equity Awards.

(a)  In addition to the restricted stock awards previously granted pursuant to the terms of the Agreement under the Company’s 2001 Stock Incentive Plan, as of the date hereof, Executive shall be granted restricted stock awards for 600,000 shares of Class A Common Stock and shall vest in equal annual installments on each of the first three anniversaries of August 10, 2007 (subject to Executive's continued employment with the Company and except as otherwise provided in the Agreement or in Exhibit C to the Agreement), and shall be governed by a restricted stock agreement in substantially the form attached hereto as Exhibit C  to the Agreement (the "Addendum Restricted Stock Award").

(b)  In addition to the performance unit awards previously granted pursuant to the terms of the Agreement, as of the date hereof, Executive shall hereby be granted 600,000 performance units, subject to the terms and provisions of the Company’s 2001 Stock Incentive Plan (the "Addendum Performance Award"). The Addendum Performance Award shall be earned based upon Company performance during a one-year performance cycle for calendar year 2007, against objective performance criteria established by the Compensation and Benefits Committee for other executives’ performance units granted in 2007. The number of performance shares earned by, and delivered to, Executive shall be determined by the formula established by the Compensation and Benefits Committee when the targets and performance criteria were established for calendar year 2007), and with maximum payout no greater than 200% of the (appropriately adjusted) amount of the Addendum Performance Award.  The degree to which performance targets are attained (or surpassed) shall be determined by the Compensation and Benefits Committee in March 2008, and freely tradable shares reflecting the performance target attainment identified by the Committee (“Performance Shares”) shall (to the extent earned) be delivered to Executive no later than March 15, 2010. The Addendum Performance Award shall be subject to the terms and conditions of the Agreement, this Addendum, the Company’s 2001 Stock Incentive Plan and a performance share award agreement in substantially the form attached to the Agreement as Exhibit D.

3.  Termination of Employment.  (a)  Section 3.3(a)(ii) is hereby amended in its entirety to read as follows:
“(ii)  three (3) times the Salary plus Target Bonus (125% of Salary) both as of the Termination Date;”

(b)  Section 3.3(a)(i) of the Agreement is hereby deleted in its entirety.

4.  Miscellaneous.
(a)  Except as specifically amended or modified by this Addendum, the terms and provisions of the Agreement remain in full force and effect.  This Addendum and the Agreement contain the entire agreement between the Parties with respect to its specific subject matter and supersedes all prior oral and written communications, agreements and understandings between the Parties with respect to the terms and conditions of Executive's employment.

(b)  The headings of the Sections contained in this Addendum are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Addendum.

(c)  This Addendum may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Addendum and all of which, when taken together, will be deemed to constitute one and the same agreement. This Addendum may be executed by facsimile signatures.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date above first written above.

CHARTER COMMUNICATIONS, INC.

By: /s/ Grier C. Raclin
Name: Grier C. Raclin
Title: Executive Vice President, General Counsel and Secretary

Executive

                                                                     /s/ Neil Smit
 Neil Smit